SECURED PROMISSORY NOTE

$82,590,284.00    Casa Grande, Arizona    May 23, 2023
For value received, the undersigned, MESA COBRE HOLDING CORPORATION, a Delaware corporation, with an address of 501 N. Florence St., Suite 102, Casa Grande, Arizona 85122 ("Borrower"), promises to pay to the order of WOLFF-HARVARD VENTURES, LP a Delaware limited partnership, whose address is 17700 N Pacesetter Way, Suite 100, Scottsdale, Arizona 85255 ("Holder"), the principal sum of Eighty-Two Million Five Hundred and Ninety Thousand Two Hundred Eighty-Four Dollars and no cents ($82,590,284.00) with interest thereon from May 23, 2023 (the "Commencement Date") until the date that is fifty-four months following the Commencement Date (the "Maturity Date") at an interest rate of the Prime Rate (as defined below) plus one percent (1%). For purposes hereof, the term "Prime Rate" means, for any day, an interest rate per annum equal to the interest rate set forth in The Wall Street Journal as the Prime Rate (or an equivalent rate) for such day, or, if such interest rate shall not be so set forth for such day, for the then most recent day for which such interest rate is so set forth; provided, that if such interest rate shall be less than zero, the Prime Rate shall be deemed to be zero for purposes of this Note.
Interest shall accrue daily on the outstanding principal balance and shall be calculated on the basis of a 365-day year.
Borrower shall make payments of principal and interest of this Secured Promissory Note (this
"Note") to Holder as follows:
1.On or before the date that is six (6) months following the Commencement Date, Borrower shall pay Thirty-Four Million Two Hundred and Sixty-Five Thousand Dollars ($34,265,000.00), plus then current accrued interest, in immediately available funds.
2.On or before the date that is eighteen (18) months following the Commencement Date, Borrower shall pay Twelve Million Eighty-One Thousand and Three Hundred and Twenty-One 00/100 Dollars ($12,081,321.00), plus then current accrued interest, in immediately available funds.
3.On or before the date that is thirty (30) months following the Commencement Date, Borrower shall pay Twelve Million Eighty-One Thousand and Three Hundred and Twenty-One 00/100 Dollars ($12,081,321.00), plus then current accrued interest, in immediately available funds.
4.On or before the date that is forty-two (42) months following the Commencement Date, Borrower shall pay Twelve Million Eighty-One Thousand and Three Hundred and Twenty-One 00/100 Dollars ($12,081,321.00), plus then current accrued interest, in immediately available funds.
5.On or before the date that is fifty-four (54) months following the Commencement Date, Borrower shall pay the balance of the amount due hereunder, which is Twelve Million Eighty-One Thousand and Three Hundred and Twenty-One 00/100 Dollars ($12,081,321.00), plus then current accrued interest, in immediately available funds.

All payments under this Note shall be in lawful money of the United States of America to Holder via wire instructions confirmed by Holder at least ten (10) business days prior to the applicable due date of payment or in such other manner the Holder may accept or otherwise designate in writing. Payments received under this Note shall be applied: (a) first, to late charges, costs of collection and sums due and payable under this Note; (b) second, to accrued and unpaid interest under this Note; and (c) third, to the outstanding principal under this Note. The entire principal balance under this Note and accrued but unpaid interest shall be due and payable in full on the Maturity Date. Time is of the essence with respect to the obligations of Borrower under this Note.
Should Borrower shall fail to make any payment required under this Note on or prior to the applicable due date, the Holder will incur extra expenses for the handling of the of the delinquent payment or payments and the loss of the use of the money due, the exact amount of such extra expense being impossible to ascertain. Therefore, the Holder has required and the Borrower has agreed that a charge of two percent (2%) of the past due amount (the "Late Charge") would be a fair approximation of the expense so incurred by Holder for the actual cost, opportunity cost and other costs of the delinquent payments and the loss of the use of the money due. If the past due amount is not paid within five (5) business days of the due date, the Late Charge will increase to five (5) percent (5%).
Notwithstanding the foregoing, the outstanding principal balance and all accrued interest, together with any other amounts owing under this Note, may be prepaid at any time and from time to time without penalty of any kind.
Each of the following will constitute an event of default ("Event of Default"):
(i)Failure by the Borrower to make a payment to Holder when due under this Note; and
(ii)The breach or violation by Borrower of any of the material provisions of the Deed of Trust securing this Note after the expiration of any applicable cure period.
This Note is secured by a Deed of Trust and Assignment of Rents (the "Deed of Trust") of approximately even date herewith executed by Borrower, as trustor, for the benefit of Holder, as beneficiary, to be recorded against the Property.
After any Event of Default under this Note and so long as such default remains uncured, at the option of the Holder upon acceleration of maturity, the unpaid principal sum hereof shall bear interest at the lesser of: (i) the maximum rate allowable by law, and (ii) the rate of twelve percent (12%) per annum.
This Note shall be construed according to the laws of the State of Arizona, without regard to its conflict of law principles and at the option of Lender, the court of competent jurisdiction of the State of Arizona shall have jurisdiction over any action, suit or other proceeding arising out of or relating to any act taken or omitted hereunder or the enforcement of this Note and Borrower shall not assert in any such action, suit or other proceeding that it is not subject to the jurisdiction of such courts, that the action, suit or other proceeding is brought in an inconvenient forum or that the venue of the action, suit or other proceeding is improper.
The Borrower intends and believes that each provision of this Note comports with all applicable local, state and federal laws and judicial decisions. However, if any provision or any portion of any provision contained in this Note is held by a court of law to be invalid, illegal, unlawful, void or unenforceable as written in any respect, then it is the intent of all parties hereto that such portion or provision shall be given force to the fullest possible extent that it is legal, valid and enforceable, that the remainder of this Note shall be construed as if such illegal, invalid, unlawful, void or unenforceable portion or provisions was not contained therein, and the rights, obligations and interests of Borrower and Holder under the remainder of this Note shall continue in full force and effect.
Notwithstanding any provision herein, the total liability for payments of interest and in the nature of the interest shall not exceed the limits imposed by the usury laws of the State of Arizona. If Holder, receives as interest an amount which would exceed such limits, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance and not to the payment of interest and if a surplus remains after full payment of principal and lawful interest, the surplus shall be remitted to Borrower by Holder, and Borrower hereby agrees to accept such remittance.

No delay or omission of Holder to exercise any of its rights and remedies under this Note at any time following the occurrence of an Event of Default shall constitute a waiver of the rights of Holder to exercise such right and remedies at a later time by reason of an Event of Default or by reason of any subsequently occurring Event of Default. Time is of the essence as to each payment and other obligations of Borrower under to this Note. The acceptance by Holder of Payment of any sum payable hereunder after the due date of such payment shall not be a waiver of Holder's right to either require prompt payment when due of all other sums payable hereunder or to declare a Event of Default for failure to make prompt payment. This Note, or any payment hereunder, may be extended from time to time only by agreement in writing between Borrower and Holder and any such extension shall not in any way affect the liability and obligations of Borrower under this Note.
The provision of this Note shall be binding upon Borrower and its successors and assigns and shall inure to the benefit of Holder and its successors and assigns.

The remedies of Holder as provided in this Note, and the covenants contained herein shall be cumulative and concurrent, may be pursued singly, successively or together at the sole discretion of Holder, may be exercise as often as occasion for their exercise shall occur and in no event shall the failure to exercise any such right or remedy be construed as a waiver or release of such rights or remedy. No remedy under this Note, conferred upon or reserved to Holder is intended to be exclusive of any other remedy provided in this Note or provided by law, but each shall be cumulative and shall be in addition to every other remedy given hereunder or not or hereafter existing at law or in equity or by statute.
All notices, requests, and demands which any party is required or may desire to give to any other party under any provision of this Note must be in writing delivered to each party at the address set forth in this Note or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand deliver upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit ii. the U.S. mail, first class and postage prepaid; and (c) if sent by overnight delivery, upon receipt. All prior and contemporaneous agreements, representations, and understandings of the parties, oral or written, are superseded by and merged in this Note.

IN WITNESS WHEREOF, the undersigned has executed this Secured Promissory Note as of the day and year first above written.

BORROWER:

MESA COBRE HOLDING CORPORATION,
a Delaware corporation
                     /s/ Taylor Melvin
By: Taylor Melvin
Its: Chief Executive Officer
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